Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Owens Corning
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.500% Senior Notes due 2027	Rule 457(r)	$500,000,000	99.980%	$499,900,000	$0.00014760	$73,785.24
	Debt	5.700% Senior Notes due 2034	Rule 457(r)	$800,000,000	99.627%	$797,016,000	$0.00014760	$117,639.57
	Debt	5.950% Senior Notes due 2054	Rule 457(r)	$700,000,000	98.674%	$690,718,000	$0.00014760	$101,949.98
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,987,634,000		$293,374.79
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due(1)							$293,374.79
(1)    This filing fee table shall be deemed to update the “Calculation of Filing Fee Tables” included as Exhibit 107 to Owens Corning’s Registration Statement on Form S-3 (File No. 333-279742) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.